Ex-99.h.3

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

February __, 2007

Delaware Group Adviser Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

      By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware Diversified Income Fund and U.S. Growth Fund (collectively, the “Funds”), which are series of Delaware Group Adviser Funds, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings and liquidations [collectively, “non-routine expenses”]) in an aggregate amount equal to the amount by which the Funds’ respective total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs and non-routine expenses) exceed 0.75% for the period March 1, 2007 through February 29, 2008. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board and the Manager.

      The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of Delaware Management Business Trust

By:
Name:
Title:
Date:

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Adviser Funds

By:
Name:
Title:
Date: